EXHIBIT 5.1

                     (Letterhead of Fredric S. London, Esq.)

                                                               December 15, 2003

OMI Corporation
One Station Place
Stamford, Connecticut 06902

Ladies and Gentlemen:

            I am the General Counsel of OMI Corporation (the "Company"), a Marshall Islands corporation, and have acted in such capacity in connection with the offer by the Company to exchange outstanding 7.625% Senior Notes due December 1, 2013 of the Company (the "outstanding notes") issued under the Indenture dated as of November 26, 2003 (the "Indenture") among the Company, certain subsidiary guarantors as set forth therein (the "Guarantors") and HSBC Bank USA, as Trustee (the "Trustee"), for 7.625% Senior Notes due December 1, 2013 of the Company (the "Exchange Notes") which will be registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission (the "Registration Statement"). This opinion is delivered in connection with the filing of the Registration Statement.

         In so acting, I have examined the originals, or copies certified or otherwise identified, of the restated certificate of incorporation and bylaws, each as amended to date, of the Company, the certificates of formation and limited liability company agreements and other organizational documents of the Guarantors, each as amended to date, the Indenture, the form of the Exchange Notes, the corporate records of the Company and the Guarantors, including the minute books of the Company and the Guarantors, certificates of public officials and of representatives of the Company, oral representations of the Company's employees, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In giving these opinions, I have relied on statements of representatives of the Company with respect to the accuracy of all factual matters, and I have assumed that all signatures on documents examined by me are genuine, all documents submitted to me as originals are authentic, all documents submitted to me as certified or photostatic copies conform to the originals of those documents and those originals are authentic.

         On the basis of the foregoing, and subject to the limitations and assumptions set forth herein, I am of the following opinions:

     1. The Indenture has been duly authorized, executed and delivered by the Company and the Guarantors and, assuming due authorization, execution and delivery by the Trustee, constitutes a valid and legally binding instrument, enforceable against the Company and the Guarantors in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;

     2. The form of the Exchange Notes has been established in conformity with the provisions of the Indenture;

     3. The Exchange Notes have been duly authorized for issuance by the Company and the Guarantors, and when duly executed by the proper officers of the Company in accordance with the Indenture, duly authenticated by the Trustee and duly exchanged for the same principal amount of outstanding notes, will constitute valid and legally binding obligations of the Company and the Guarantors entitled to the benefits of the Indenture, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            I am licensed to practice law in the State of New York. The opinions set forth above are limited in all respects to matters of the laws of the State of New York, the Limited Liability Company Act of the State of Delaware, the limited liability company law of the Republic of the Marshall Islands and the limited liability company law of the Republic of Liberia. Insofar as the laws of the Republic of the Marshall Islands are involved in my opinion, I have relied upon my examination of the corporate and limited liability company laws of the Republic of the Marshall Islands as contained in booklets delivered to me by International Registries, Inc. and the Liberian International Ship & Corporate Registry, LLC, and my interpretation of analogous laws in the United States. This opinion is provided in my capacity as General Counsel of the Company and not in my individual capacity as an attorney.

            I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Registration Statement. In so doing, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                        Very truly yours,


                                        /s/ Fredric S. London, Esq.